Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Plan") dated as of May 23, 2003, is made and entered into by and between FISHTHEWORLD HOLDINGS, INC., a Florida corporation ("Company") and DDS TECHNOLOGIES USA, INC., a Nevada corporation ("DDS").

RECITALS

                A.     The Company is a corporation organized and existing under the laws of the State of Florida; and

                B.     DDS is a wholly owned subsidiary of the Company, having been incorporated on April 10, 2003.

                NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Company shall be merged into DDS (the "Merger") upon the terms and conditions hereinafter set forth.

ARTICLE 1
MERGER

                1.1     On May 29, 2003, or as soon as practicable thereafter (the "Effective Date"), the Company shall be merged into DDS, the separate existence of the Company shall cease and DDS shall continue to exist under the name of "DDS Technologies USA, Inc." by virtue of, and shall be governed by, the laws of the State of Nevada. DDS Technologies USA, Inc., as the surviving entity, is sometimes referred to herein as the "Surviving Corporation". The address of the registered office of the Surviving Corporation in the State of Nevada will be 6100 Neil Road, Suite 500, Reno, Nevada 89511.

ARTICLE 2
CERTIFICATE OF INCORPORATION OF DDS

                2.1     The Certificate of Incorporation of DDS shall be the Certificate of Incorporation of the Surviving Corporation as in effect on the date hereof without change unless and until amended in accordance with applicable law.

ARTICLE 3
BYLAWS OF DDS

                3.1     The Bylaws of DDS shall be the Bylaws of the Surviving Corporation as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

ARTICLE 4
EFFECT OF MERGER ON STOCK OF
CONSTITUENT CORPORATION

                4.1     On the Effective Date, (i) each outstanding share of Company common stock, $.001 par value per share ("Company Common Stock"), shall be converted into one share of the DDS common stock, $.0001 par value per share, ("DDS Common Stock"), except for those shares of Company Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Florida law, (ii) any fractional DDS Common Stock interests to which a holder of Company Common Stock would be entitled will be canceled with the holder thereof being entitled to receive the next highest number of whole shares of DDS Common Stock, and (iii) each outstanding share of DDS Common Stock held by the Company shall be retired and canceled and shall resume the status of authorized and unissued DDS Common Stock.

                4.2     All rights to acquire Company Common Stock under or pursuant to any contractual rights which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent rights to purchase that whole number of DDS Common Stock into which the number of Company Common Stock subject to such rights immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional DDS interests resulting from the exercise being rounded up to the next highest whole number). All plans or agreements of the Company under which such rights are granted shall be continued and assumed by the Surviving Corporation unless and until amended or terminated in accordance with their respective terms.

                4.3     (a)     Prior to, or as soon as practicable after the Effective Date, the Surviving Corporation shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of Company Common Stock ("Company Certificates"), in exchange for certificates representing DDS Common Stock. Upon surrender of a Company Certificate for cancellation to DDS, together with a duly executed letter of transmittal, the holder of such Company Certificate shall be entitled to receive in exchange therefore a certificate representing that number of DDS Common Stock into which the Company Common Stock theretofore represented by the Company Certificate so surrendered shall have been converted pursuant to the provisions of this Article 4, and the Company Certificate so surrendered shall forthwith be canceled.

                            (b)     If any stock certificate representing the Surviving Corporation is to be issued in a name other than that in which the Company Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that the Company Certificate so surrendered shall be properly endorsed, or otherwise in proper form for transfer, and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the Company Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                            (c)     After the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Stock, or of any other shares of stock of the Company, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and, in the case of Company Certificates, exchanged for certificates representing DDS Common Stock as provided in this Article 4.

ARTICLE 5
CORPORATE EXISTENCE, DDS AND LIABILITIES OF DDS

                5.1     On the Effective Date, the separate existence of the Company shall cease. The Company shall be merged with and into DDS in accordance with the provisions of this Plan. Thereafter, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Plan and all and singular; the rights, privileges, powers and franchises of the Company and DDS, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in the Company and DDS or either of them, shall not revert to be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                5.2     The Company agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as DDS may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of the Company and otherwise to carry out the intent and purposes of this Plan.

ARTICLE 6
OFFICERS AND DIRECTORS OF DDS

                6.1     Upon the Effective Date, the officers and directors of the Surviving Corporation shall be officers and directors of the DDS in office at such date, and such persons shall hold office in accordance with the Bylaws of DDS or until their respective successors shall have been appointed or elected.

                6.2     If, upon the Effective Date, a vacancy shall exist in the Board of Directors of DDS, such vacancy shall be filled in the manner provided by its Bylaws.

ARTICLE 7
AMENDMENT; EFFECTIVE DATE

                7.1     The Board of Directors of the Company and DDS may amend this Plan at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Company shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the Company Stock (2) alter or change any term of the Certificate of Incorporation of DDS, or (3) alter or change any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of Company Stock.

ARTICLE 8
TERMINATION OF MERGER

                8.1     This Plan may be terminated and the Merger abandoned at any time prior to the filing of this Plan with the Secretary of State of Florida and the Secretary of State of Nevada, whether before or after shareholder approval of this Plan, by the consent of the Board of Directors of the Company and DDS.

ARTICLE 9
MISCELLANEOUS

                9.1     In order to facilitate the filing and recording of this Plan, this Plan may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

(SIGNATURES ON FOLLOWING PAGE)

                IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their respective officers, all as May 26, 2003.

FISHTHEWORLD HOLDINGS, INC., a Florida corporation

By: /s/ Joseph Fasciglione
        Name: Joseph Fasciglione
        Title: Chief Financial Officer

DDS USA TECHNOLOGIES, INC., a Nevada corporation

By: : /s/ Joseph Fasciglione

    Name: Joseph Fasciglione

    Title: Chief Financial Officer